UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2012

Eastman Kodak Company

(Exact name of registrant as specified in its charter)

New Jersey	1-87	16-0417150
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 State Street, Rochester, New York		14650
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (585) 724-4000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 18, 2012, Eastman Kodak Company (“Kodak”, or “the Company”) entered into certain agreements relating to the monetization of certain of its intellectual property assets, including the sale of its digital imaging patents (the “Sale”). These agreements include:

•	the Patent Sale Agreement (the “Sale Agreement”) between Kodak and Intellectual Ventures Fund 83 LLC (“IV”);

•	the Patent Ownership Rights Transfer and Assignment Agreement (the “FlashPoint Settlement Agreement”), among Kodak, IV, FlashPoint Technology Inc. (“FlashPoint”) and Apple Inc. (“Apple”);

•	the Stock Transfer and Release Agreement between Kodak and FlashPoint (the “Stock Transfer Agreement”, and together with the FlashPoint Settlement Agreement, the “FlashPoint Agreements”); and

•	the Letter Agreement between Kodak and FUJIFILM Corporation (the “Fuji Letter Agreement”).

Kodak will receive approximately $525 million pursuant to the transactions contemplated by the above agreements (collectively, the “Transaction”). A portion of this sum will be paid by a consortium of companies organized by IV and RPX Corporation, which includes Adobe Systems Incorporated, Amazon Fulfillment Services, Inc., Apple, Facebook, Inc., FUJIFILM Corporation (“FUJIFILM”), Huawei Technologies Co., Ltd., Google Inc., H.T.C. (B.V.I.) Corporation, Microsoft Corporation, Research In Motion Limited, Samsung Electronics Co., Ltd. and Shutterfly, Inc. (collectively, the “Licensees”), with each Licensee receiving certain license rights with respect to the digital imaging patents and certain other Kodak patents. Another portion of this sum will be paid by IV, which is acquiring the digital imaging patent portfolio subject to the license rights granted to the Licensees and retained by Kodak pursuant to the Transaction, and subject to previously existing licenses. As part of the Transaction, Kodak will enter into grant-back licenses with IV and Apple, under which Kodak and its subsidiaries and divested entities will retain licenses under the patent assets sold pursuant to the Sale Agreement.

The agreements described in this report on Form 8-K have been filed with and are subject to the approval of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”). A hearing, at which Kodak and its affiliated debtors and debtors in possession (collectively, the “Debtors”) will seek approval of the consummation of the Transaction, is scheduled to be held before the Bankruptcy Court on January 11, 2013 at 10:00 a.m. (Eastern Time).

1.	The Sale Agreement

The Sale Agreement provides that Kodak will sell and assign, and IV will (or will designate Apple, as applicable, to) purchase the patents and patent applications comprising Kodak’s digital imaging patent portfolio (the “Assigned Patents”) and certain related royalty streams (the “Assigned Royalty Streams”, together with the Assigned Patents, the “Assigned Assets”) free and clear of claims and interests (except for and subject to the permitted encumbrances set forth in the Sale Agreement, including the licenses granted under the Grant-Back License Agreements and Bidco DC/KISS Patent License Agreements (each as defined below)), and will assume certain related liabilities.

At the closing of the Transaction (the “Closing”), IV will pay to Kodak a purchase price of $527 million, less the license fees to be paid pursuant to the Transaction by the Licensees, and subject to adjustment for certain expenses incurred by IV. IV will pay $5 million of the closing amount to FlashPoint on behalf of Kodak to effect the settlement contemplated by the FlashPoint Settlement Agreement.

The Closing of the Transaction is subject to certain conditions, including, among other things: (a) the entry of an order by the Bankruptcy Court approving the Transaction, as set forth in the Sale Agreement (the “Final Sale Order”); (b) the execution and delivery of the Grant-Back License Agreements, Bidco DC/KISS Patent License Agreements and Retained Patents License Agreements (as defined below); and (c) the FlashPoint Settlement Agreement being in full force and effect.

In addition to certain other customary termination rights, IV has the right to terminate the Sale Agreement if, among other things, (a) the Final Sale Order has not been entered within 45 days following the Debtors’ filing a motion with the Bankruptcy Court for final approval of the Transaction; (b) the Closing has not occurred within 75 days following the date of the Sale Agreement; or (c) any of certain creditor constituencies of the Debtors revokes its consent to the Transaction, seeks discovery in respect of the Transaction or objects to the Transaction before any court, for any reason.

Simultaneous with the Closing, Kodak will grant to each Licensee a license under the Assigned Patents pursuant to Bidco DC/KISS Patent License Agreements between Kodak and each of the Licensees (collectively, the “Bidco DC/KISS Patent License Agreements”), and will enter into Retained Patents License Agreements with each of the Licensees, as described below under Item 8.01 of this report on Form 8-K.

2.	The FlashPoint Agreements

Pursuant to the FlashPoint Settlement Agreement, IV will pay to FlashPoint, on behalf of Kodak, $5 million of the proceeds of the Sale at Closing, subject to the satisfaction of certain conditions. On the payment date, FlashPoint will relinquish and release any and all claims with respect to the Assigned Patents and release Apple, IV, Kodak and the Licensees from all actions and claims related to the allegations in the proceeding before the Bankruptcy Court captioned Eastman Kodak Company v. Apple Inc. and FlashPoint Technology, Inc., (Adv. Proc. No. 12-01720) (the “Adversary Proceeding”) and/or infringement of the Assigned Patents. FlashPoint shall dismiss with prejudice all its claims in the Adversary Proceeding. Also upon the payment by IV to FlashPoint pursuant to the FlashPoint Settlement Agreement, Apple and IV will grant a license to FlashPoint and its affiliates under certain Assigned Patents, subject to certain limitations.

Pursuant to the Stock Transfer Agreement, FlashPoint will relinquish and release the license rights and covenants not to sue granted by Kodak to FlashPoint pursuant to certain development agreements with Kodak, and its rights to all other patents owned by Kodak, and Kodak will transfer certain shares of FlashPoint stock to FlashPoint, shares of stock of Modesmata Corporation (“Modesmata”) to Modesmata, and shares of stock of Hanei Corporation (“Hanei”) to Hanei. Subject to certain conditions, FlashPoint will pay to Kodak approximately $1.68 million in connection with the share transfer and release.

The FlashPoint Settlement Agreement and Stock Transfer Agreement will terminate if the Sale Agreement is terminated prior to Closing, or if the Final Sale Order is not approved prior to the Closing in a manner that approves the FlashPoint Agreements.

3.	The Fuji Letter Agreement

Pursuant to the Fuji Letter Agreement, and concurrently with the transactions contemplated by the Bidco DC/KISS Patent License Agreements and Retained Patents License Agreements, (i) certain patent cross license agreements between Kodak and FUJIFILM will be amended to allow assignment and sublicensing of Kodak’s rights thereunder (subject to certain conditions and limitations) and will be assumed by Kodak, (ii) the proof of claim number 5841 filed by FUJIFILM in the Debtors’ chapter 11 cases will be allowed as a general unsecured prepetition claim against the Debtors’ estates, and (iii) the parties agree to a mutual three-year standstill of all patent infringement claims relating to or arising from certain products and software related to printing.

Item 8.01	Other Events

At the Closing of the Transaction, pursuant to the Sale Agreement, Kodak will enter into the Grant-Back License Agreements, the Bidco DC/KISS Patent License Agreements and the Retained Patents License Agreements, as described below.

IV and Apple (as applicable) will each grant a license back to Kodak under the Assigned Patents pursuant to Grant-Back License Agreements between Kodak and each of IV and Apple (each, a “Grant-Back License Agreement”).

Kodak will also grant to each Licensee a license under the patents and patent applications that Kodak is not selling in the Transaction or that are owned by Kodak within six months after Closing (collectively, the “Retained Patents”) pursuant to Retained Patents License Agreements between Kodak and each Licensee (collectively, the “Retained Patents License Agreements”), provided that the license under the Retained Patents does not extend to certain products and software related to printing.

Pursuant to the Retained Patents License Agreements, Kodak will grant to each Licensee, and each Licensee will grant to Kodak, a release of all patent (or in the case of certain Licensees, intellectual property) infringement or other violation claims, and Kodak and each Licensee will dismiss certain pending claims against each other. If a Licensee or any of its subsidiaries files certain patent infringement claims against Kodak or any of its subsidiaries or divested businesses, the license to that Licensee may under certain conditions terminate with respect to patents owned by the target of such claim. Kodak, its divested businesses and each Licensee (and their respective subsidiaries) will refrain from filing certain patent infringement suits (with certain exceptions) against each other for a period of up to two years, during which damages shall accrue and defenses shall be tolled.

CAUTIONARY STATEMENT PURSUANT TO SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This report on Form 8-K includes “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, liquidity, financing needs, business trends, and other information that is not historical information. When used in this report on Form 8-K, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “predicts”, “forecasts,” or future or conditional verbs, such as “will,” “should,” “could,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management’s examination of historical operating trends and data are based upon the Company’s expectations and various assumptions. Future events or results may differ from those anticipated or expressed in these forward-looking statements. Important factors that could cause actual events or results to differ materially from these forward-looking statements include, among others, the risks and uncertainties described under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K under Item 1A of Part I, in the Company’s most recent quarterly report on Form 10-Q under Item 1A of Part II, and those described in filings made by the Company with the U.S. Bankruptcy Court for the Southern District of New York and in other filings the Company makes with the SEC from time to time, as well as the following: the Company’s ability to successfully emerge from Chapter 11 as a profitable sustainable company; the ability of the Company and its subsidiaries to develop, secure approval of and consummate one or more plans of reorganization with respect to the Chapter 11 cases; the Company’s ability to improve its operating structure, financial results and profitability; the ability of the Company to achieve cash forecasts, financial projections, and projected growth; our ability to raise sufficient proceeds from the sale of businesses and non-core assets; the businesses the Company expects to emerge from Chapter 11; the ability of the company to discontinue certain businesses or operations; the ability of the Company to continue as a going concern; the Company’s ability to comply with the Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) covenants in its Debtor-in-Possession Credit Agreement; our ability to obtain additional financing; the potential adverse effects of the Chapter 11 proceedings on the Company’s liquidity, results of operations, brand or business prospects; the monetization and licensing of our digital imaging patent portfolio; the outcome of our intellectual property patent litigation matters; the Company’s ability to generate or raise cash and maintain a cash balance sufficient to comply with the minimum liquidity covenants in its Debtor-in-Possession Credit Agreement and to fund continued investments, capital needs, restructuring payments and service its debt; our ability to fairly resolve legacy liabilities; the resolution of claims against the Company; our ability to retain key executives, managers and employees; our ability to maintain product reliability and quality and growth in relevant markets; our ability to effectively anticipate technology trends and develop and market new products, solutions and technologies; and the impact of the global economic environment on the Company’s business. There may be other factors that may cause the Company’s actual results to differ materially from the forward-looking statements. All forward-looking statements attributable to the Company or persons acting on its behalf apply only as of the date of this report on Form 8-K, and are expressly qualified in their entirety by the cautionary statements included in this report. The Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTMAN KODAK COMPANY

By:	/s/ Patrick M. Sheller
Patrick M. Sheller
Senior Vice President
General Counsel, Secretary & Chief Administrative Officer

Date: December 21, 2012